Standard Register

600 Albany St. · Dayton, OH   45417

Investor and media contact:

937.221.1000 · 937.221.1486 (fax)

Shaun C. Smith · 937.221.1504

www.standardregister.com

shaun.smith@standardregister.com

For Release on October 27, 2009 at 12:00 p.m. EDT

Standard Register Reports Third Quarter 2009 Financial Results

MyC3 Initiative to Generate $30-40 Million in Annual Savings

And Position the Company for Growth

DAYTON, Ohio (October 27, 2009) – Standard Register (NYSE: SR) today reported its financial results for the third quarter ended September 27, 2009.

“Stabilizing our customer base, improving our cost structure, and creating the framework for our new market focused business units are the primary goals for 2009,” stated Joe Morgan, president and chief executive officer.  “Activities for the current quarter show that we are continuing to progress towards accomplishing these objectives.”

Results of Operations

Revenue for the third quarter was $163.5 million, down 13.5 percent compared with $189.0 million recorded for the comparable quarter of 2008.  On a year-to-date basis, revenue was $509.2 million, down 14.4 percent compared with $595.0 million in 2008.  “The current economic conditions continue to have an impact on our revenue due to lower units and increased price pressures,” said Morgan.  “However, we are not deterred in that we have seen stabilization through fewer account losses than the previous year and a modest return in units for many sectors.  Furthermore, we have begun to see progress in our market focus as we have closed significant contracts during the quarter within each of our three business units that provide access to over $100 million of new annual revenue opportunities.”

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Gross margin as a percent of revenue for the quarter was 32.5 percent compared with 32.8 percent in the prior year.  SG&A was $51.0 million in the quarter versus $54.7 million in the prior year.  Net income for the third quarter was a loss of $5.5 million or $0.19 per share compared with net income of $2.2 million or $0.07 per share last year.  The loss for the quarter was primarily due to restructuring charges of $10.5 million on a pre-tax basis or $0.22 per share taken as part of a strategic earnings improvement, the MyC3 initiative.  Net income through nine months was a loss of $13.3 million or $0.46 per share compared with net income of $6.0 million or $0.21 per share for the prior year.  In addition to the restructuring charges noted previously, the Company incurred considerable non-cash pension settlement charges of $20.4 million on a pre-tax basis or $0.43 per share related to lump sum payments made to retirees mainly during the first quarter of 2009.  No pension settlement charges were recorded in the prior year.

Capital expenditures were $6.1 million through the first nine months and are expected to end the year at approximately $10 million.  Pension funding was $6.1 million for the quarter and $20.6 million through nine months.  We do not anticipate any additional contributions this year.

“Previous actions taken around our relentless pursuit of cost reduction are allowing us to maintain margins and lower operating expenses despite the lower revenue,” indicated Morgan.   “In order to continue our progress, we launched an ongoing company-wide review of business practices and growth acceleration opportunities in July designed around the priorities of client satisfaction, cost reduction, and increased market coverage that we called MyC3.”

MyC3 Overview

The intent of MyC3 is to simplify business, move closer to the customer, and improve overall efficiency of our business.  As a result of this intensive process, Standard Register will:

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Optimize its manufacturing footprint by investing in regional Print on Demand Centers, scaling down local Print on Demand Centers, closing certain production and distribution centers, improving its supply chain, and simplifying processes

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Proactively address the movement to digital technologies and manage working capital more effectively by moving to on-demand based production, lowering inventory and warehousing requirements

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Reposition and refine its go-to-market organization to capture revenue growth in core markets

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Invest in system enhancements making it easier to serve customers

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Employ strategic procurement processes and systems that leverage vendor relationships company wide

MyC3 was conducted with the assistance of a third party specializing in driving earnings growth through employee collaboration.  “The process demonstrated that employees, because they are closest to our customers and closest to the work, can quickly drive dramatic improvements when given the right collaboration tools and process.  In just 100 days, employees worked with extraordinary passion and professionalism to develop and analyze specific actions to improve go-to-market processes and streamline operations,” said Morgan.  Implementation of ideas generated through the MyC3 initiative will continue through 2011, with a majority of the plans to be executed in the next 12 to 18 months.

On October 22, 2009, Standard Register’s board of directors approved a restructuring plan as a result of the initiative.  When fully implemented, the Company expects to achieve cost savings between $30 and $40 million, on an annual run-rate basis compared with the fourth quarter of 2009, through a combination of workforce reduction, strategic closure of production and distribution facilities, and other efficiency initiatives.  The Company expects to have involuntary termination costs of $3.6 million; contract termination costs of $5.8 million; and other associated costs of $8.7 million, all of which are cash expenditures.  Of this amount, $10.5 million was recorded in the third quarter with the remaining to be incurred through 2014.  Additionally, the Company will conduct an extensive review of assets in the fourth quarter and expect to incur between $1.5 and $2.5 million for asset impairments.

Dividend

On Wednesday, October 21, 2009, Standard Register’s board of directors declared a quarterly dividend of $0.05 per share to be paid on December 4, 2009, to shareholders of record as of November 20, 2009.  The board will consider future dividend payments on a quarter-by-quarter basis in accordance with its normal practice.

Conference Call

Standard Register’s president and chief executive officer Joe Morgan and chief financial officer Bob Ginnan will host a conference call at 2:00 p.m. EDT on October 27, 2009, to review the third quarter results.  The call can be accessed via an audio web cast accessible at:  http://www.standardregister.com/investorcenter.

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About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate. Employing nearly a century of industry expertise, Lean Six Sigma methodologies and other leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape. The Company offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents throughout their enterprises. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2009 and beyond could differ materially from the Company’s current expectations.  Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.  Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, results of the MyC3 initiative and other cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 28, 2008.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

THE STANDARD REGISTER COMPANY

Q-T-D		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended	13 Weeks Ended	(Dollars In Thousands, except Per Share Amounts)	39 Weeks Ended	39 Weeks Ended
27-Sep-09	28-Sep-08		27-Sep-09	28-Sep-08
$163,528	$189,008	TOTAL REVENUE	$509,163	$595,020
110,365	126,929	COST OF SALES	347,583	404,509
53,163	62,079	GROSS MARGIN	161,580	190,511
		OPERATING EXPENSES
51,049	54,720	Selling, General and Administrative	151,106	175,771
665	-	Pension curtailments and settlements	20,412	(746)
-	-	Asset Impairment	850	164
10,558	2,738	Restructuring	10,765	2,743
62,272	57,458	TOTAL OPERATING EXPENSES	183,133	177,932
(9,109)	4,621	(LOSS) INCOME FROM CONTINUING OPERATIONS	(21,553)	12,579
		OTHER INCOME (EXPENSE)
(288)	(487)	Interest Expense	(924)	(1,771)
98	42	Other income	355	171
(190)	(445)	Total Other Expense	(569)	(1,600)

		(LOSS) INCOME FROM CONTINUING OPERATIONS
(9,299)	4,176	BEFORE INCOME TAXES	(22,122)	10,979

(3,832)	2,025	Income Tax (Benefit) Expense	(8,853)	4,944
(5,467)	2,151	NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(13,269)	6,035
		DISCONTINUED OPERATIONS
-	-	Gain on sale of discontinued operations, net of taxes	-	4

($5,467)	$2,151	NET (LOSS) INCOME	($13,269)	$6,039

28,848	28,766	Average Number of Shares Outstanding - Basic	28,827	28,752
28,848	28,793	Average Number of Shares Outstanding - Diluted	28,827	28,770
		BASIC AND DILUTED INCOME (LOSS) PER SHARE
($0.19)	$0.07	(Loss) Income from continuing operations	($0.46)	$0.21
-	-	Gain on sale of discontinued operations	-	-
($0.19)	$0.07	Net (Loss) Income per share	($0.46)	$0.21
$0.05	$0.23	Dividends Paid Per Share	$0.33	$0.69
		MEMO:
$5,723	$6,589	Depreciation and amortization	$18,143	$19,991
$3,551	$4,798	Pension loss amortization	$11,754	$15,217

		BALANCE SHEET
		(In Thousands)	27-Sep-09	28-Dec-08
		ASSETS
		Cash & Short Term Investments	$218	$282
		Accounts Receivable	102,724	112,810
		Inventories	36,095	38,718
		Other Current Assets	22,845	22,060
		Total Current Assets	161,882	173,870
		Plant and Equipment	90,451	102,071
		Goodwill and Intangible Assets	6,557	7,752
		Deferred Taxes	105,066	114,121
		Other Assets	13,969	15,563
		Total Assets	$377,925	$413,377
		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$35,914	$159
		Current Liabilities	79,412	87,296
		Deferred Compensation	8,171	8,362
		Long-Term Debt	-	33,840
		Retiree Healthcare	7,448	8,063
		Pension Liability	194,050	235,457
		Other Long-Term Liabilities	5,680	5,231
		Shareholders' Equity	47,250	34,969
		Total Liabilities and Shareholders' Equity	$377,925	$413,377